                                                                    Exhibit 2(i)


                                                                  EXECUTION COPY

           ---------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                                 by and between

                   INFINITY BROADCASTING CORPORATION OF TEXAS

                                      and

                             MARCOS RODRIGUEZ, INC.

                       for KDMM(AM), Highland Park, Texas

                              --------------------

                          Dated as of October 10, 1996

           ---------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        Page
ARTICLE 1         ASSETS TO BE CONVEYED....................................................1

         1.1.     Closing..................................................................1
         1.2.     Transfer of Assets.......................................................1
         1.3.     Excluded Assets..........................................................2

ARTICLE 2         PURCHASE PRICE...........................................................2

         2.1.     Purchase Price...........................................................2
         2.2.     Payment of Purchase Price................................................3
         2.3.     Allocation...............................................................3
         2.4.     Prorations...............................................................3

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF SELLER.................................3

         3.1.     Organization and Standing................................................4
         3.2.     Authorization and Binding Obligation.....................................4
         3.3.     Absence of Conflicting Agreements or Required Consents...................4
         3.4.     Absence of Litigation....................................................4
         3.5.     FCC Authorizations.......................................................4
         3.6.     Title to and Condition of Personal Property..............................5
         3.7.     Real Property............................................................5
         3.8.     Compliance With Laws.....................................................5
         3.9.     Broker's Fees............................................................6

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF BUYER..................................6

         4.1.     Organization and Standing................................................6
         4.2.     Authorization and Binding Obligation.....................................7
         4.3.     Absence of Conflicting Agreements or Required Consents...................7
         4.4.     Absence of Litigation....................................................7
         4.5      FCC Qualifications.......................................................7
         4.6.     Broker's Fees............................................................7
         4.7.     Bankruptcy...............................................................8


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
ARTICLE 5         GOVERNMENTAL CONSENTS....................................................8

         5.1.     FCC Application..........................................................8
         5.2      Other Governmental Consents..............................................9

ARTICLE 6         COVENANTS................................................................9

         6.1.     Conduct of Business......................................................9
         6.2      Access..................................................................10
         6.3.     Notification............................................................10
         6.4.     Pre-Closing Efforts.....................................................10
         6.5.     Risk of Loss............................................................10
         6.6.     Confidentiality.........................................................11
         6.7.     Further Assurances......................................................11
         6.8      Phase I Environmental Audit.............................................11

ARTICLE 7         CONDITIONS PRECEDENT....................................................12

         7.1.     To Buyer's Obligations..................................................12
         7.2      To Seller's Obligations.................................................12

ARTICLE 8         DOCUMENTS TO BE DELIVERED AT THE CLOSING................................13

         8.1.     Documents to be Delivered by Seller.....................................13
         8.2.     Documents to be Delivered by Buyer......................................14

ARTICLE 9         INDEMNIFICATION, SURVIVAL...............................................14

         9.1.     Seller's Indemnities....................................................14
         9.2.     Buyer's Indemnities.....................................................15
         9.3.     Procedure for Indemnification...........................................15
         9.4.     Limitations.   .........................................................16
         9.5.     Survival of Representations, Warranties and Covenants...................17
         9.6.     Sole Remedy.............................................................17

ARTICLE 10        TERMINATION RIGHTS......................................................17

         10.1.    Termination.............................................................17
         10.2.    Effect of Termination...................................................18

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
ARTICLE 11        REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE.............................19

         11.1.    Default by Seller; Specific Performance.................................19
         11.2.    Default by Buyer; Liquidated Damages....................................19

ARTICLE 12        OTHER PROVISIONS........................................................19

         12.1.    Transfer Taxes and Expenses.............................................19
         12.2.    Benefit and Assignment..................................................20
         12.3.    Entire Agreement; Schedules; Amendment; Waiver..........................20
         12.4.    Headings................................................................20
         12.5.    Computation of Time.....................................................20
         12.6.    Governing Law; Waiver of Jury Trial.....................................21
         12.7.    Attorneys' Fees.........................................................21
         12.8.    Severability............................................................21
         12.9.    Notices.................................................................21
         12.10.   Counterparts............................................................22

ARTICLE 13        DEFINITIONS.............................................................23

         13.1.    Defined Terms...........................................................23
         13.2.    Miscellaneous Terms.....................................................26

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EXHIBITS

         Exhibit A         Escrow Agreement
         Exhibit B         Form of Unwind Agreement

SCHEDULES

         Schedule 1.2(a)            FCC Licenses
         Schedule 1.2(b)            Personal Property
         Schedule 1.2(c)            Real Property


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement"), made as of the 10th day of October 1996, is between Infinity Broadcasting Corporation of Texas, a Delaware corporation ("Seller"), and Marcos Rodriguez, Inc., a Delaware corporation ("Buyer").

         Seller is the licensee of Station KDMM(AM), 1150 kHz, Highland Park, Texas (the "Station"). Buyer has expressed an interest in acquiring certain assets used in the operation of the Station, including the FCC Licenses. Seller has agreed to sell the Station Assets to Buyer in return for payment of $675,000.

         The assignment of the FCC Licenses to Buyer requires the prior consent of the Federal Communications Commission ("FCC"). Definitions of capitalized terms used in this Agreement are set forth in SECTION 13.1.

         Therefore, the parties agree as follows:

                                   ARTICLE 1

                             ASSETS TO BE CONVEYED

         1.1. CLOSING. Subject to SECTION 10.1 (Termination Rights), the closing (the "Closing") of the sale and purchase of the Station Assets shall take place in the offices of Leventhal, Senter & Lerman, 2000 K Street, N.W., Washington, D.C., at 10:00 a.m., local time, on the fifth (5th) business day following the satisfaction or waiver of the conditions set forth in SECTIONS 7.1(B) and 7.2(B) (FCC Consent), or at such other place, time or date as Buyer and Seller may agree in writing.

         1.2. TRANSFER OF ASSETS. At the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, the following assets (the "Station Assets"):

                  (a) all of Seller's rights in and to the FCC licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued to or held by Seller exclusively for use in the operation of the Station, including any pending applications therefor, as set forth in Schedule 1.2(a) (the "FCC Licenses").

                  (b) all of Seller's right, title and interest in the equipment, spare parts and other tangible personal property located at the Station's transmitter site and used or held for use exclusively in the operation of the Station and in any other tangible personal property identified on Schedule 1.2(b) (the "Personal Property");

                  (c) all of Seller's right, title, and interest in, and to the real property described in Schedule 1.2(c) (the "Real Property"); and

                  (d) the Station's public inspection file, filings with the FCC related to the Station, and such technical information, engineering data, rights under manufacturers' warranties as exist at Closing and relate exclusively to the assets being conveyed hereunder.

The Station Assets shall be delivered as is, where is, without any representation or warranty by Seller except as expressly set forth in this Agreement, and Buyer acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in ARTICLE 3 hereof. The Station Assets shall be conveyed to Buyer free and clear of all Liens, except as otherwise expressly provided in this Agreement.

         1.3. EXCLUDED ASSETS.  Except as set forth in SECTION 1.2, the
Station Assets shall not include any properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, of Seller or any of its affiliates.

                                   ARTICLE 2

                                 PURCHASE PRICE

         2.1. PURCHASE PRICE.

                  (a) Buyer shall pay $675,000 (the "Purchase Price") for the Station Assets.

                  (b) The parties stipulate that the Purchase Price is not based in any way upon the ratings or financial performance of the Station, because Buyer is neither purchasing the Station as a going concern nor acquiring any goodwill or intellectual property of the Station. Therefore, Seller makes no representation or warranty concerning the Station's past financial performance, and Buyer's obligations under this Agreement are not conditioned in any way on the Station's financial performance between the date of this Agreement and the Closing.

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



         2.2. PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price as follows:

                  (a) Simultaneous with the execution of this Agreement, Buyer shall deposit $300,000 with the Escrow Agent to be held and distributed pursuant to the Escrow Agreement.

                  (b) At the Closing, Buyer shall pay Seller $375,000 by wire transfer prior to 3:00 p.m., Washington, D.C. time, of immediately available federal funds to an account at a bank or financial institution pursuant to wire instructions that Seller shall deliver to Buyer at least one (1) business day prior to the Closing Date.

         2.3. ALLOCATION. Prior to the Closing, Buyer and Seller shall attempt to agree on an allocation of the Purchase Price for income tax purposes. If Buyer and Seller do not agree on the allocation prior to the Closing, Buyer shall arrange for an appraisal of the value of the tangible assets included in the Station Assets after the Closing. Such appraisal shall be completed within one hundred eighty (180) days after the Closing, and, based upon such appraisal, Buyer shall prepare an initial draft of IRS Form 8594. Buyer shall forward such form to Seller for its approval. If the parties reach an agreement on the contents of IRS Form 8594, Buyer and Seller shall each file the IRS Form 8594 finally agreed upon by the parties with their respective federal income tax return for the tax year in which the Closing occurs.

         2.4. PRORATIONS. At the Closing, to the extent feasible, Buyer and Seller shall prorate all expenses arising from the operation of the Station as of 12:01 a.m., local Dallas time, on the Closing Date (the "Effective Time"). Any real estate taxes shall be apportioned on the basis of the number of days that each party owned the Real Property during the relevant tax year.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1. ORGANIZATION AND STANDING. Seller (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) is qualified to do business as a foreign corporation and is in good standing in the State of Texas; and (c) has all necessary corporate power and authority to own, lease and operate and to carry on the business of the Station.

         3.2. AUTHORIZATION AND BINDING OBLIGATION. Seller has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation enforceable against Seller in accordance with its terms.

         3.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in ARTICLE 5, the execution, delivery and performance of this Agreement by Seller: (a) do not and will not violate any provisions of Seller's organizational documents; (b) do not and will not require the consent or approval of or any filing with any third party or governmental authority; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Seller is now subject.

         3.4. ABSENCE OF LITIGATION. There is no claim, litigation, arbitration or proceeding pending or, to Seller's knowledge, threatened, before or by any court, governmental authority or arbitrator that seeks to enjoin or prohibit, that questions the validity of, or that might materially hinder or impair Seller's performance of its obligations under this Agreement.

         3.5. FCC AUTHORIZATIONS.

                  (a) Schedule 1.2(a) contains a true and complete list of the FCC Licenses, and there are no other licenses, permits or other authorizations from the FCC required for the lawful operation of the Station in the manner now operated. The FCC Licenses are in full force and effect. All required FCC regulatory fees with respect to the FCC Licenses have been paid. The FCC Licenses have been issued for the full terms customarily issued to a radio broadcast station in the State of Texas, and the FCC Licenses are not subject to any condition except for conditions shown on the face of the FCC Licenses, applicable to radio broadcast licenses generally or otherwise disclosed in
Schedule 1.2(a).

                  (b) Except as set forth in Schedule 1.2(a), to Seller's knowledge, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to the Station, other than proceedings affecting the radio broadcasting industry generally.

                  (c) Seller has no reason to believe that the FCC assignment contemplated herein might be challenged or might not be granted by the FCC in the ordinary course.

         3.6. TITLE TO AND CONDITION OF PERSONAL PROPERTY. Seller has good title to the Personal Property free and clear of all Liens. Prior to entering into this Agreement, Buyer has inspected the Personal Property and is satisfied with its present condition. At the Closing, the Personal Property will be the same or better condition and will be in material compliance with the rules and regulations of the FCC and all other applicable federal, state and local statues, ordinances, rules and regulations.

         3.7. REAL PROPERTY. Seller has good and marketable title to the Real Property free and clear of all Liens except as disclosed in Schedule 1.2(c).

         3.8. COMPLIANCE WITH LAWS. Seller has complied in all material respects with, and is not in violation of any federal, state or local laws, regulations or orders relating to the operation of the Station. Without limiting the generality of the foregoing:

                  (a) The Station's transmitting and studio equipment is operating in accordance with the terms and conditions of the FCC Licenses and all underlying construction permits, and the rules, regulations and policies of the FCC, including, without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation.

                  (b) All ownership reports, employment reports and other documents required to be filed by Seller with the FCC have been so filed. Such items as are required to be placed in the Station's local public inspection files have been placed in such files. All proofs of performance and measurements that are required to be made by Seller with respect to the Station's transmission facilities have been completed and filed at the Station. All information contained in the foregoing documents is true, complete and accurate in all material respects.

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                  (c) To the best of Seller's knowledge, (a) no Hazardous
         Substance (i) is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured, transported or otherwise handled on the Real Property, (ii) has been spilled, released or disposed of on property adjacent to the Real Property, or (iii) has otherwise come to be located on or under the Real Property, (b) the Real Property and all operations on the Real Property are in compliance with all Environmental Laws, and (c) Seller has obtained all environmental, health and safety permits necessary for the operation of , and all such permits are in full force and effect, and Seller is in compliance with the terms and conditions of all such permits. No outstanding liens have been placed on the Real Property under any Environmental Laws. Seller has not received any notice, and is not aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of Environmental Laws by Seller or any tenants of Seller, or otherwise involving the Real Property or the operations conducted on the Real Property. To the best of Seller's knowledge, no Asbestos-Containing Material is present in any of the improvements on the Real Property or is otherwise located on the Real Property. To the best of Seller's knowledge, there are no underground storage tanks, whether in use or closed, on or under the Real Property, and no PCB is present on the Real Property. No PCB is used in the Personal Property.

         3.9. BROKER'S FEES. Neither Seller nor any person or entity acting on Seller's behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Seller in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1. ORGANIZATION AND STANDING. Buyer is (a) a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) if necessary, is qualified to do business as a foreign corporation and is in good standing in the State of Texas; and (c) has all necessary corporate power and authority to own, lease and operate the Station Assets and to carry on the businesses of the Station on and after the Closing Date.

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



         4.2. AUTHORIZATION AND BINDING OBLIGATION. Buyer has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation enforceable against Buyer in accordance with its terms.

         4.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in ARTICLE 5, the execution, delivery and performance of this Agreement by Buyer: (a) do not and will not violate any provision of Buyer's organizational documents; (b) do not and will not require the consent of any third party or governmental authority; (c) do not and will not violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Buyer is now subject.

         4.4. ABSENCE OF LITIGATION. There is no claim, litigation, arbitration or proceeding pending, or to the Buyer's knowledge, threatened, before or by any court, governmental authority or arbitrator, that seeks to enjoin or prohibit, that questions the validity of, or that might materially hinder or impair Buyer's performance of its obligations under this Agreement.

         4.5 FCC QUALIFICATIONS. Buyer is qualified under the Communications Act of 1934, as amended, and the rules and regulations of the FCC to be the assignee of the FCC Licenses. There are no facts known to Buyer that would delay the consummation of the transactions contemplated by this Agreement. Buyer has no reason to believe that the FCC assignment contemplated herein might be challenged or might not be granted by the FCC in the ordinary course because of its qualifications. Buyer is financially qualified to consummate the transactions contemplated by this Agreement.

         4.6. BROKER'S FEES. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, other than Gammon Media Brokers, and Buyer is solely responsible for paying any fees or commissions due to Gammon Media Brokers in connection with the transactions contemplated by this Agreement.

         4.7. BANKRUPTCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its affiliates are pending or threatened, and neither Buyer nor any of its affiliates has made no assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

                                   ARTICLE 5

                             GOVERNMENTAL CONSENTS

         5.1. FCC APPLICATION.

                  (a) The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Between the date of this Agreement and the Closing, Buyer shall not directly or indirectly control the operation of the Station.

                  (b) No later than five (5) business days after the date of this Agreement, Buyer and Seller shall each prepare and jointly file a complete and grantable FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application in good faith and with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Application as expeditiously as practicable; provided, however, that neither Seller nor Buyer shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon Seller or Buyer or upon any affiliated entity, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition; provided, however, that no party shall be required to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If reconsideration or judicial review is sought with respect to the FCC Consent, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to ARTICLE 10 (Termination Rights).

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



                  (c) All FCC filing or grant fees shall be shared equally by Buyer and Seller. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Application to be prepared by it and in connection with the processing and defense of that application.

         5.2 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. Each party shall bear its own costs and expenses in connection with the preparation of any filings, documents or requests to be prepared by it in order to obtain such governmental consents, approvals or waivers and in connection with any prosecution or defense by it of such filings, documents or requests.

                                   ARTICLE 6

                                   COVENANTS

         6.1. CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall:

                  (a) comply in all material respects with all laws applicable to Seller's use of the Station Assets;

                  (b) refrain from selling, assigning, leasing or otherwise transferring or disposing of any of the Station Assets, except for assets consumed or disposed of in the ordinary course of business; and

                  (c) maintain the Station Assets in customary repair, maintenance and condition, replace all items of equipment at time intervals consistent with prior practice, and repair or replace (subject to SECTION 6.5 (Risk of Loss)) any asset that may be damaged or destroyed with items of equal or greater value and utility unless Seller determines in good faith that such a repair or replacement is not necessary or useful for the continued operation of the Station.

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



         6.2 ACCESS. Between the date hereof and the Closing Date, Seller shall give, upon prior reasonable notice, Buyer or representatives of Buyer
(including consultants and advisors) reasonable access to the Station and its assets. It is expressly understood that, pursuant to this SECTION 6.2, Buyer, at its sole expense, shall be entitled to make such engineering and other inspections of the Station Assets as Buyer may desire, so long as such inspection does not unreasonably interfere with Seller's operation of the Station in Seller's reasonable judgment.

         6.3. NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer of (a) any pending or, to its knowledge, threatened litigation, arbitration or administrative proceeding that seeks to revoke, cancel, rescind, modify or fail to renew in the ordinary course any of the FCC Licenses or that challenges the transactions contemplated hereby, including any challenges to the FCC Application; (b) the issuance of any order to show cause, notice of violation, notice of apparent liability or notice of forfeiture with respect to the Station; or (c) the submission, to Seller's knowledge, of any material complaint against the Station or Seller with respect to the Station

         6.4. PRE-CLOSING EFFORTS. Between the date of this Agreement and the Closing, each party shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement. Neither party shall take any action which is materially inconsistent with its obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. In particular, neither party shall take any action that would result in its disqualification to hold the FCC Licenses or in any way delay grant of the FCC Application or consummation of the transactions contemplated by this Agreement. Should either party become aware of any such fact or circumstance, such party shall promptly inform the other.

         6.5. RISK OF LOSS. The risk of loss or damage to the Station Assets prior to the Effective Time shall be upon Seller. Seller shall repair, replace and restore any damaged or lost item of Personal Property to its prior condition as soon as possible and in no event later than the Effective Time, unless such item was obsolete and unnecessary for the continued operation of the Station consistent with past practice. If Seller is unable or fails to repair, restore or replace a lost or damaged item required to be repaired or replaced by Seller prior to the Closing, Seller shall reimburse Buyer for the cost of the repair, restoration or replacement of such item incurred by Buyer after the Closing.

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



         6.6. CONFIDENTIALITY.

                  (a) Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, except where such information is known or available through other lawful sources or where its disclosure is required in accordance with applicable law. If the transactions contemplated hereby are not consummated for any reason, Buyer and Seller shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby.

                  (b) Except as required by the FCC in connection with the filing of the FCC Application, without the prior consent of both Buyer and Seller, there shall be no public announcement relating to this Agreement or the transactions proposed herein.

         6.7. FURTHER ASSURANCES. Seller and Buyer shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

         6.8 PHASE I ENVIRONMENTAL AUDIT. Within thirty (30) days after the date of this Agreement, Buyer may cause a Phase I environmental audit (the "Environmental Audit") of the Real Property to be conducted. Buyer shall provide Seller with a copy of such Environmental Audit within fifteen (15) business days of its receipt by Buyer and at the same time shall give Seller notice of any matter disclosed by such Environmental Audit that requires remediation under Environmental Laws. Upon receipt of such notice, Seller shall have the option either (a) to complete such remediation prior to the Closing or
(b) to notify Buyer that Seller does not intend to perform the remediation. If Seller notifies Buyer that Seller does not intend to complete the remediation or if for any other reason the remediation has not been completed by the date on which the Closing would otherwise occur, Buyer shall have the option either
(i) to accept the Real Property as is and to relieve Seller from any responsibility pertaining to the Real Property and as otherwise may exist under this Agreement relating to Environmental Laws or (ii) to terminate this Agreement. If Buyer fails to elect option (i) or (ii) above, Buyer shall be deemed to have elected option (i). Nothing in this SECTION 6.8 shall be deemed to extend the Closing Date.

                                   ARTICLE 7

                              CONDITIONS PRECEDENT

         7.1. TO BUYER'S OBLIGATIONS. The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

                (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           (i) All representations and warranties made by
                  Seller in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time) as if made on and as of that date, except to the extent changes are permitted under SECTION 6.1 of this Agreement.

                           (ii) All of the terms, covenants and conditions to
                  be complied with and performed by Seller under this Agreement on or prior to Closing Date shall have been complied with or performed in all material respects.

                  (b) FCC CONSENT. The FCC Consent shall have been obtained, shall be effective and shall have become a Final Order; provided, however, that Buyer agrees to waive the requirement of a Final Order, if requested to do so by Seller, and to close on the same date that the Merger is being consummated.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

                  (d) DELIVERIES. Seller shall have made or stand willing to make all deliveries required under SECTION 8.1.

         7.2 TO SELLER'S OBLIGATIONS. The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

                (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           (i) All representations and warranties made by Buyer
                  in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time) as if made on and as of that date.

                           (ii) All of the terms, covenants and conditions to be complied with and performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (b) FCC CONSENT. The FCC Consent shall have been obtained and shall be effective.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

                  (d) DELIVERIES. Buyer shall have made or stand willing to make all the deliveries required under SECTION 8.2 and shall have paid or stand willing to pay the Purchase Price as provided in SECTION 2.2.

                                   ARTICLE 8

                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

         8.1. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

                  (a) a copy of the resolution of the board of directors of Seller, certified by an authorized officer of Seller, authorizing the execution, delivery and performance of this Agreement;

                  (b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

                           (i)     an assignment of the FCC Licenses;

                           (ii)    bills of sale for all Personal Property;

                           (iii)   a quitclaim deed for the Real Property;

                  (c) if the Closing is occurring prior to the FCC Consent becoming a Final Order, an Unwind Agreement in the form attached at EXHIBIT B (the "Unwind Agreement") executed by Seller; and

                  (d) such other documents as may reasonably be requested by Buyer's counsel.

         8.2. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

                  (a) a copy of the resolution of the board of directors of Buyer, certified by an authorized officer of Buyer, authorizing the execution, delivery and performance of this Agreement;

                  (b) if the Closing is occurring prior to the FCC Consent becoming a Final Order, the Unwind Agreement executed by Buyer;

                  (c) a joint notice to the Escrow Agent executed by Buyer, stating that the Closing has occurred and directing the Escrow Agent to pay the Escrow Deposit to Seller;

                  (d) immediately available wire transferred federal funds as provided in SECTION 2.2; and

                  (e) such other documents as may reasonably be requested by Seller's counsel.

                                   ARTICLE 9

                           INDEMNIFICATION, SURVIVAL

         9.1. SELLER'S INDEMNITIES. From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from:

                  (a) Seller's ownership or operation of the Station Assets prior to the Effective Time;

                  (b) any liabilities of Seller not assumed by Buyer under this Agreement;

                  (c) the breach of any covenant set forth in this Agreement to be performed prior to or after the Closing by Seller; or

                  (d) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby.

         9.2. BUYER'S INDEMNITIES. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from the failure of Buyer to perform any of its obligations under this Agreement or from the ownership or operation of the Station Assets from and after the Effective Time.

         9.3. PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

                  (a) The party seeking indemnification under this ARTICLE 9 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, reasonably specifying (i) the factual basis for the claim, and (ii) the amount of the claim if then known. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor if Claimant's failure has not materially prejudiced Indemnitor's ability to defend the claim or litigation.

                  (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim with counsel reasonably acceptable to Claimant, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for reasonable expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such a manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

         9.4. LIMITATIONS.

                  (a) Neither Seller nor Buyer shall have any obligation to the other party for any matter described in SECTION 9.1 or SECTION 9.2, as the case may be, except upon compliance by the other party with the provisions of this
ARTICLE 9, particularly SECTION 9.3.

                  (b) Neither party shall be required to indemnify the other party under this ARTICLE 9 unless (i) written notice of a claim under this
ARTICLE 9 was received by the party within the pertinent survival period specified in SECTION 9.5 and (ii) unless and until the aggregate amount of claims against the party to which the other party (as a Claimant) is entitled to be indemnified under this Agreement exceeds $5,000, and then only for the excess over $5,000. Neither party shall have any liability to the other party under any circumstances for special, consequential, punitive or exemplary damages, and in no event shall Seller's total liability to Buyer under this Agreement exceed the amount of the Purchase Price.

         9.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties contained in this Agreement shall not survive the Closing. The covenants, indemnities and other agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing covenants, indemnities and agreements and shall survive the Closing for a period of one
(1) year after the Closing Date (the "Survival Period"). No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In any event such notice is given, the right to indemnification with respect thereto shall survive the Survival Period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

         9.6. SOLE REMEDY.   After the Closing, the right to
indemnification under this ARTICLE 9 shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement.

                                   ARTICLE 10

                               TERMINATION RIGHTS

         10.1. TERMINATION.

                  (a) This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                           (i) if the other party is in material breach of this
                  Agreement and such breach has been neither cured within ten
                  (10) days after written notice of such breach nor waived by the party giving such termination notice;

                           (ii) if there shall be in effect any judgment, final
                  decree or order that would prevent or make unlawful the Closing or if the FCC shall have released a hearing designation order requiring a formal hearing on the FCC Application; or

                           (iii) if the Closing has not occurred by June 30,
                  1997 (the "Upset Date").

                  (b) This Agreement may be terminated by Buyer pursuant to
SECTION 6.8.

                  (c) This Agreement may be terminated by mutual written consent of Buyer and Seller.

                  (d) If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under SECTION 10.1(A)(I), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting party shall have ten (10) days from receipt of such notice to cure such default; provided, that if the breach or default is due to no fault of the defaulting party and is incapable of cure within such 10-day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effectuate a cure. Nothing in this SECTION 10.1(C) shall be interpreted to extend the Upset Date.

         10.2. EFFECT OF TERMINATION.

                  In the event of termination of this Agreement pursuant to
SECTION 10.1, this Agreement (other than SECTION 6.6 (Confidentiality), which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this ARTICLE 10 and in ARTICLE 11; provided, that nothing in this SECTION 10.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 11

                  REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE

         11.1. DEFAULT BY SELLER; SPECIFIC PERFORMANCE. If Seller breaches or defaults in its obligations under this Agreement, Buyer may pursue any legal or equitable remedies available to it and shall be entitled to obtain from Seller court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder. Seller recognizes that, in the event Seller defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. In such event, Buyer shall be entitled to obtain specific performance of the terms of this Agreement. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price specified in ARTICLE 2 of this Agreement, but shall be ready, willing and able to do so.

         11.2. DEFAULT BY BUYER; LIQUIDATED DAMAGES. If Buyer breaches or defaults in its obligations under this Agreement, Seller may pursue any legal or equitable remedies available to it and shall be entitled to obtain from Buyer court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder; provided, however, that if this Agreement is terminated by Seller pursuant to SECTION 10.1(A) as a result of a breach or default by Buyer of its representations, warranties, covenants or obligations hereunder, then Buyer shall pay Seller $300,000 as liquidated damages, in full settlement of any damages of any kind or nature that Seller may suffer or allege to suffer as a result thereof, it being understood and agreed that the amount of liquidated damages represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. In the event that Seller is entitled to liquidated damages, the Escrow Deposit shall be paid over to Seller in satisfaction of Buyer's liability for liquidated damages under this SECTION 11.2. In the event of a termination of this Agreement pursuant to
SECTION 10.1 for any other reason, the Escrow Deposit shall be paid to Buyer.

                                   ARTICLE 12

                                OTHER PROVISIONS

         12.1. TRANSFER TAXES AND EXPENSES. All recordation, transfer, documentary, excise, sales or use taxes or fees imposed on this transaction shall be paid by Buyer. Except as otherwise provided in this Agreement, each party shall be solely responsible for and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         12.2. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that Seller may, without the consent of Buyer, assign its rights hereunder, together with the FCC Licenses and other of the Station Assets owned or held by Seller, to a trust of which Seller or its affiliates is the sole beneficiary (the "Disposition Trust"), whether directly or through a transfer of such rights and assets to a subsidiary which is then conveyed to such trust, all in accordance with applicable FCC rules and regulations. If Seller's assignment of its rights under this Agreement in any way delays the Closing under this Agreement, the parties agree that the Upset Date shall be extended by the period of such delay.

         12.3. ENTIRE AGREEMENT; SCHEDULES; AMENDMENT; WAIVER. This Agreement, and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

         12.4. HEADINGS. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         12.5. COMPUTATION OF TIME. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

         12.6. GOVERNING LAW; WAIVER OF JURY TRIAL. The construction and performance of this Agreement shall be governed by the law of the State of New York without regard to its principles of conflict of law. BUYER AND SELLER

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE.

Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver. Any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

         12.7. ATTORNEYS' FEES. In the event of any dispute between the parties to this Agreement, Seller or Buyer, as the case may be, shall reimburse the prevailing party for its reasonable attorneys' fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing party may have under this Agreement.

         12.8. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         12.9. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request:

If to Seller:

         c/o Infinity Broadcasting Corporation
         600 Madison Avenue, 4th Floor
         New York, NY   10022
         Attention:        Mr. Mel Karmazin
         Telephone:        212-750-6400
         Facsimile:        212-888-2959

With a copy (which shall not constitute notice) to:

         Leventhal, Senter & Lerman
         2000 K Street, N.W., Suite 600
         Washington, D.C.  20006-1809
         Attention:        Steven A. Lerman, Esq.
         Telephone:        202-429-8970
         Facsimile:        202-293-7783

If to Buyer:

         Marcos A. Rodriguez, Jr.
         7700 Carpenter Freeway
         Dallas, Texas 75247
         Telephone:        214-570-9400
         Facsimile:        214-951-8130

With a copy (which shall not constitute notice) to:

         James L. Anderson, Esq.
         Suite 110
         1227 W. Magnolia Avenue
         Fort Worth, Texas 76104
         Telephone:        817-921-9201
         Facsimile:        817-921-9209

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (c) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

         12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                                   ARTICLE 13

                                  DEFINITIONS

         13.1. DEFINED TERMS. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "Agreement" shall mean this Asset Purchase Agreement.

         "Asbestos" shall mean any and all varieties of materials included in the definition of "asbestos" under any federal or state law or regulation relating to the protection of human health or the environment.

         "Asbestos-Containing Material" shall mean any material containing more than one (1) percent Asbestos by weight.

         "Buyer" shall have the meaning set forth in the preamble to this Agreement.

         "Claimant" shall have the meaning set forth in SECTION 9.3.

         "Closing" shall have the meaning set forth in SECTION 1.1.

         "Closing Date" shall mean the date on which the Closing is completed.

         "Disposition Trust" shall have the meaning set forth in SECTION 12.2.

         "Effective Time" shall have the meaning set forth in SECTION 2.4.

         "Environmental Audit" shall have the meaning set forth in SECTION 6.8.

         "Environmental Laws" shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment including the FCC's regulations concerning radio frequency radiation.

         "Escrow Agent" shall mean SouthWest Land Title, Dallas, Texas.

         "Escrow Agreement" shall mean the agreement among Seller, Buyer and Escrow Agent substantially in the form attached hereto as EXHIBIT A.

         "Escrow Deposit" shall mean the amount held by the Escrow Agent pursuant to the Escrow Agreement.

         "FCC" shall have the meaning set forth in the preamble to this Agreement.

         "FCC Application" shall mean the application that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses from Seller to Buyer.

         "FCC Consent" shall mean the action by the FCC granting the FCC Application.

         "FCC Licenses" shall have the meaning set forth in SECTION 1.2.

         "Final Order" shall mean action by the FCC, with respect to the FCC Application, (i) which has not been vacated, reversed, stayed, or suspended;
(ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending; and (iii) as to which the time for filing any such appeal request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, has expired.

         "Hazardous Substance" shall mean all hazardous or toxic waste or material which, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Substance" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes. "Hazardous Substance" shall not include ordinary quantities of consumer or commercial products used in the normal course of broadcast station operations, including grounds and building operation and maintenance; provided, that such products have been properly stored, handled and disposed of.

         "Indemnitor" shall have the meaning set forth in SECTION 9.3.

         "Liens" shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, conditional sales agreements, leases, encumbrances, claims, or other defects of title, but shall not include
(i) liens for current taxes not yet due and payable, (ii) other liens imposed by law (such as materialman's, mechanic's, carrier's, worker's and repairman's liens) arising in the ordinary course of business (provided that such liens do not interfere in any material respect with the use of the Station Assets as currently used and that Seller remains liable for paying such liens), (iii) valid leases or subleases to third parties with respect to property not used in the operation of the Station, and (iv) defects in title or other matters that do not materially adversely affect the continued use of the property as currently used by Seller.

         "Merger" shall mean the merger of Infinity Broadcasting Corporation, a Delaware corporation, into Westinghouse Electric Company, a Pennsylvania corporation pursuant to an Agreement and Plan of Merger dated as of June 20, 1996.

         "PCB" shall mean polychlorinated biphenyl.

         "Personal Property" shall have the meaning set forth in SECTION 1.2.

         "Purchase Price" shall have the meaning set forth in SECTION 2.1.

         "Real Property" shall have the meaning set forth in SECTION 1.2(C).

         "Seller" shall have the meaning set forth in the preamble to this Agreement.

         "Station" shall have the meaning set forth in the preamble to this Agreement.

         "Station Assets" shall mean the assets to be transferred to Buyer hereunder, as more fully specified in SECTION 1.2.

         "Survival Period" shall have the meaning set forth in Section 9.5.

         "To Buyer's knowledge," or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Buyer.

         "To Seller's knowledge," or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Seller.

         "Unwind Agreement" shall have the meaning set forth in SECTION 8.1(C).

         "Upset Date" shall have the meaning set forth in SECTION 10.1.

         13.2. MISCELLANEOUS TERMS.   The term "or" is disjunctive; the term
"and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms apply to females; feminine terms apply to males. The term "includes" or "including" is by way of example and not limitation.


                       [Signatures following this page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

                                        SELLER:

                                        INFINITY BROADCASTING
                                        CORPORATION OF TEXAS


                                        By: /s/ FARID SULEMAN
                                           ------------------------------
                                            Name:  Farid Suleman
                                                  -----------------------
                                            Title: CFO
                                                  -----------------------


                                        BUYER:

                                        MARCOS RODRIGUEZ, INC.

                                        By: /s/ MARCOS PODRIGUEZ
                                           ------------------------------
                                            Name:  Marcos Podriguez
                                                  -----------------------
                                            Title: President
                                                  -----------------------